Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2025

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, February 2, 2026 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2025 results: The Company’s revenues in the fourth quarter 2025 were $87.9 million, compared to $80.1 million in the fourth quarter 2024, an increase of $7.9 million, or 9.8%. The increase in revenues in the fourth quarter 2025, compared to the fourth quarter 2024, resulted primarily from increased sales volumes, principally due to increased demand from the Company’s construction and steel customers, partially offset by decreased demand from the Company’s oil and gas services and roof shingle customers.

For the full year 2025, the Company’s revenues were $372.7 million, compared to $317.7 million in the full year 2024, an increase of $55.0 million, or 17.3%. The increase in revenues in the full year 2025, compared to the full year 2024, resulted from increases in sales volumes and average selling prices of the Company’s lime and limestone products. The increase in sales volumes for the full year 2025 was principally due to increased demand from the Company’s construction, environmental, and steel customers, partially offset by decreased demand from the Company’s oil and gas services customers.

The Company’s gross profit was $42.2 million in the fourth quarter 2025, compared to $35.4 million in the fourth quarter 2024, an increase of $6.7 million, or 19.0%. The Company’s gross profit in the full year 2025 was $182.4 million, compared to $144.0 million in the full year 2024, an increase of $38.4 million, or 26.7%. The increases in gross profit in the fourth quarter and the full year 2025, compared to the comparable 2024 periods, resulted primarily from the increases in revenues discussed above.

Selling, general and administrative (“SG&A”) expenses were $6.2 million in the fourth quarter 2025, compared to $4.4 million in the fourth quarter 2024, an increase of $1.8 million, or 41.6%. SG&A expenses were $24.5 million in the full year 2025, compared to $19.1 million in the full year 2024, an increase of $5.5 million, or 28.8%. The increases in SG&A expenses in the fourth quarter and the full year 2025, compared to the comparable 2024 periods, were primarily due to increased personnel expenses.

Other (income) expense, net was $3.6 million and $13.2 million income in the fourth quarter and the full year 2025, respectively, compared to $3.1 million and $11.5 million income in the fourth quarter and the full year 2024, respectively, reflecting increases of $0.5 million and $1.7 million, respectively. The increases in other (income) expense, net for the fourth quarter and the full year 2025, compared to the comparable 2024 periods, were primarily due to interest earned on higher average balances of cash and cash equivalents.

The Company reported net income of $30.5 million ($1.06 per share diluted) and $134.3 million ($4.67 per share diluted) in the fourth quarter and the full year 2025, respectively, compared to $27.0 million ($0.94 per share diluted) and $108.8 million ($3.79 per share diluted) in the fourth quarter and the full year 2024, respectively, reflecting increases of $3.6 million, or 13.2%, and $25.4 million, or 23.4%, respectively.

In January 2026, much of North America experienced an expansive major winter storm which interrupted commerce in the areas the Company serves. The Company’s plants did not sustain any damage from the storm, but product shipments were interrupted for a period of time. The impact, if any, on the Company’s first quarter 2026 financial performance has not been determined.

“We are pleased with the Company’s financial performance in 2025. Overall demand was up, compared to 2024, led by our construction customers, including the construction of some large data centers in the regions that we serve,” said Timothy W. Byrne, President and Chief Executive Officer. “We see general delays in customer shipments due to winter weather interruptions as well as continuing weakness in demand from our roof shingle customers in the first quarter 2026,” Mr. Byrne added.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.06 per share on the Company’s common stock. This dividend is payable on March 13, 2026 to shareholders of record at the close of business on February 20, 2026.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this News Release, including, but not limited to, statements relating to demand, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
INCOME STATEMENTS

Revenues	$87,940	$80,062	$372,727	$317,721
Cost of revenues	45,765	44,623	190,329	173,740
Gross profit	$42,175	$35,439	$182,398	$143,981

Selling, general and administrative expenses	6,161	4,352	24,539	19,058
Operating profit	$36,014	$31,087	$157,859	$124,923

Other (income) expense, net	(3,553)	(3,073)	(13,158)	(11,460)
Income tax expense	9,018	7,170	36,742	27,544
Net income	$30,549	$26,990	$134,275	$108,839

Income per share of common stock:
Basic	$1.07	$0.94	$4.69	$3.81
Diluted	$1.06	$0.94	$4.67	$3.79
Weighted-average shares outstanding:
Basic	28,639	28,596	28,635	28,579
Diluted	28,740	28,706	28,733	28,688
Cash dividends per share of common stock	$0.06	$0.05	$0.24	$0.20

			December 31,	December 31,
			2025	2024
BALANCE SHEETS
Assets:
Current assets			$455,316	$354,782
Property, plant and equipment, net			221,421	182,891
Other non-current assets			4,307	5,490
Total assets			$681,044	$543,163
Liabilities and Stockholders’ Equity:
Current liabilities			$23,632	$16,962
Deferred tax liabilities, net			22,999	23,659
Other long-term liabilities			3,653	4,801
Stockholders’ equity			630,760	497,741
Total liabilities and stockholders’ equity			$681,044	$543,163

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